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                                    EXHIBIT A

                                                            CONTACT: Eric Berman
                                                                     Adam Wiener
                                                                     David Lilly
                                                           at Kekst and Company
                                                                    212-521-4800
                                                                             or:
                                                           Raymond E. Dombrowski
                                                               Ogden Corporation

                                                                    212-868-6000

             OGDEN CORPORATION ANNOUNCES AGREEMENT TO SELL WATER AND
                               THEME PARKS ASSETS

     -- SALE IS PART OF STRATEGY TO CREATE PLATFORM FOR ENERGY BUSINESS AND

                        DELIVER VALUE TO SHAREHOLDERS --

NEW YORK, MARCH 9, 2000 - Ogden Corporation (NYSE: OG) today announced that it has signed a definitive agreement with Alfa Alfa Holdings, SA, of Greece, to sell its theme and water parks-related division for approximately $148 million, consisting of cash and the assumption of approximately $80 million of associated debt. The sale is part of Ogden's strategy to sell its Entertainment and Aviation businesses in order to create a solid operating platform for its Energy business and serve the long-term interest of the Company's shareholders.

"We are very pleased to reach this agreement with Alfa Alfa, which is a prominent diversified company in Greece," said Scott G. Mackin, Chief Executive Officer and President of Ogden Corporation. "This is the first concrete step in the disposition of our non-core assets, which is a central component of our strategy to deliver value to Ogden's shareholders. We are fully engaged in the process of selling the other assets of Entertainment and Aviation, and we will make further announcements as definitive agreements are reached. Sales will require approval of our various lenders, and as we've stated in the past, the Company is continuing discussions with its banks and believes it will be successful in obtaining necessary waivers from applicable covenants to assist us through this restructuring process."

Commenting on the transaction, Mr. Apostolos Allamanis, President of Alfa Alfa, said, "This acquisition will mark Alfa Alfa's strategic entry into the expanding U.S. theme and water parks industry."

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The transaction is expected to close within 45 days, and is subject to certain consents, customary regulatory approval and bank consents on the sales and related issues. Under the terms of the agreement, Alfa Alfa's acquisition of Jazzland, a theme park currently under construction in New Orleans, Louisiana, will close separately, upon that park's completion by Ogden. Jazzland is expected to open for commercial operation in late May 2000.

Goldman Sachs acted as financial adviser for Ogden in this transaction.

Ogden Corporation currently has three business areas - Energy, Aviation and Entertainment. The Energy group develops, owns and operates independent power facilities and provides related infrastructure services. The Aviation group provides ground and cargo handling; passenger services; fueling; airport infrastructure development and management; fixed base operations (FBO's); aircraft sales and management; and charter services. The Entertainment group has interests in themed and location-based attractions; food and beverage concessions; venue management; large format films and theatres; concert promotions, artist management and recordings.

On September 17, 1999, Ogden announced its intent to sell its Entertainment and Aviation businesses to focus exclusively on its role as a leading energy company.

        ADDITIONAL INFORMATION ABOUT THE COMPANY CAN BE OBTAINED VIA THE INTERNET, AT WWW.OGDENCORP.COM, OR THROUGH OUR AUTOMATED INFORMATION SYSTEM AT (888) 643-3612.

Alfa Alfa Holdings is a diversified company with operations in civil construction, packaging, family recreation, and privatized operation of public utilities in Greece.

Any statements in this communication, which may be considered to be "forward looking statements", as that term is defined in the Private Securities Litigation Reform Act of 1995, are subject to certain risk and uncertainties. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings with the Securities and Exchange Commission and more generally, general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations, and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

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